EXHIBIT 23








                     CONSENT OF INDEPENDENT AUDITORS



      We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coca-Cola Enterprises Inc.
Deferred Compensation Plan for Nonemployee Director Compensation of Coca-Cola Enterprises Inc. of our report dated January 21, 1997 (except for the 1997 acquisition described in Note 2, as to which the date is February 10, 1997 and except for the subsequent event described in Note
18, as to which the date is February 18, 1997), with respect to the consolidated financial statements and schedule of Coca-Cola Enterprises Inc. included and/or incorporated by reference in Coca-Cola Enterprises Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.




                                    /s/   ERNST & YOUNG LLP






Atlanta, Georgia
February 25, 1998
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